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JOINT FILING AGREEMENT

        In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to the joint filing on behalf of each of them of a Statement on Schedule 13D and all amendments thereto with respect to the Common Stock, par value $0.01 per share, of dj Orthopedics, Inc. beneficially owned by each of them, and to the inclusion of this Joint Filing Agreement as an exhibit thereto.

Date: April 8, 2002	MMI INVESTMENTS II-A, L.P.
	By:	MCM Management, LLC General Partner
	By:	/s/ JEROME J. LANDE Jerome J. Lande Vice President
MCM MANAGEMENT, LLC
	By:	/s/ JEROME J. LANDE Jerome J. Lande Vice President

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JOINT FILING AGREEMENT